Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

1. Name of corporation

MARMION INDUSTRIES CORP.

2. The articles have been amended as follows (provide article numbers, if available):

Paragraph 1 of the Article titled “Capital Stock,” as previously amended, is hereby further amended to read as follows:

“1. Authorized Stock. The total number of shares which the Company shall have authority to issue is 1,000,000,000, consisting of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 500,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 99%.

4. Effective date of filing (optional): ___________________

5. Officer Signature: (required): ________________________